EXHIBIT 99.1

News from Graham Packaging

Contact:

Donald C. Sarvey
Editorial Enterprises, Inc.

(717) 236-7716

editorialenterprises@earthlink.net

August 3, 2007

FOR IMMEDIATE RELEASE

Graham Packaging reports net income of $5.1 million in 2nd quarter, gain of 31% in operating income

YORK, Pennsylvania, USA—Graham Packaging Holdings Company, parent company of Graham Packaging Company, L.P., reported net income of $5.1 million for the second quarter of 2007, an increase of $20.4 million from a net loss of $15.3 million in the second quarter of last year.

Operating income for the second quarter of 2007 totaled $64.2 million, an increase of $15.1 million, or 31 percent, over operating income of $49.1 million for the same period in 2006.

Net sales overall dipped fractionally in the quarter that ended June 30, 2007, compared to the same period last year. Sales in North America lagged behind the second quarter of last year except for the household product category, but sales were up 15.9 percent in Europe, primarily due to favorable exchange rates, and up 20 percent in South America, primarily due to both increased volume and favorable exchange rates.

Net sales for the six months ended June 30, 2007, decreased 2 percent, dropping to $1,272.8 million from $1,298.3 million for the same period last year.

“Despite relatively flat sales, we were able to improve the quantity and quality of our earnings through a number of cost and margin initiatives,” said Warren Knowlton, CEO of Graham Packaging. “Our efforts on data-driven decision making, execution of key conversions like laundry detergent concentrates, and personnel accountability are all bearing fruit and driving our results. Given the continued rise in energy and other costs, we will need to supplement these initiatives with top line moves in pricing surcharges and increases in the second half.”

Operating income for the six months ended June 30, 2007, totaled $107.6 million, an increase of $21.1 million, or 24.4 percent, over operating income of $86.5 million for the first six months of 2006. The company incurred a net loss of $10.5 million for the six-month period this year, compared to a net loss of $25.3 million for the same six-month period in 2006. Excluding the increase in interest expense due to a write-off of deferred financing fees, the net loss for the first half of 2007 amounted to $6 million.

The company’s net interest expense decreased by $2 million, to $52 million, for the second quarter of 2007, compared to the second quarter of 2006. Net interest expense for the six-month period ended June 30, 2007, rose by $3.3 million, to $107.7 million, compared to the same period last year.

Covenant compliance EBITDA* (earnings before interest, taxes, depreciation, and amortization) totaled $427.8 million for the four quarters ended June 30, 2007. This is up from the covenant compliance EBITDA of $418.6 for the four quarters ended March 31, 2007.

Reconciliation of net loss to EBITDA

Four quarters ended June 30, 2007
(In millions)
Net loss	$(105.6)
Interest income	(0.5)
Interest expense	210.8
Income tax provision	30.0
Depreciation and amortization	206.5
EBITDA	$341.2

Reconciliation of EBITDA to covenant compliance EBITDA

Four quarters ended June 30, 2007
(In millions)
EBITDA	$341.2
Impairment charges	24.8
Other non-cash charges (a)	15.2
Fees related to monitoring agreements (b)	5.0
Non-recurring items (c)	41.6
Covenant compliance EBITDA	$427.8

(a)	Represents the net loss on disposal of fixed assets
(b)	Represents annual fees paid to Blackstone Management Partners III, L.L.C., and a limited partner of Holdings under monitoring agreements.
(c)	The company is required to adjust EBITDA, as defined above, for the following non-recurring items in the table below:

Four quarters ended June 30, 2007
(In millions)
Reorganization and other related costs (i)	$25.3
Project startup costs (ii)	16.3
$41.6

(i)

Represents non-recurring costs related to the integration of O-I Plastic, aborted acquisitions, expenses related to the hurricanes in the United States in the second half of 2005, global reorganization costs and other costs.

(ii)	Represents non-recurring costs associated with project startups.

Graham Packaging, based in York, is a worldwide leader in technology-based, customized blow-molded plastic containers for the branded food and beverage, household, personal care/specialty, and automotive lubricants product categories. The company produces more than 20 billion container units at 85 plants in North America, Europe, and South America and had sales of $2.52 billion in 2006.

The company is a leading U.S. supplier of plastic containers for hot-fill juice and juice drinks, sports drinks, drinkable yogurt and smoothies, nutritional supplements, wide-mouth food, dressings, condiments, and beers; the leading global supplier of plastic containers for yogurt drinks; the leading supplier of plastic containers for liquid laundry detergent; and the number-one supplier in the U.S., Canada, and Brazil of one-quart/one-liter plastic HDPE (high-density polyethylene) containers for motor oil.

The Blackstone Group of New York is the majority owner of Graham Packaging.

*Covenant compliance EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) further adjusted to exclude non-recurring items, non-cash items and other adjustments required in calculating covenant compliance under the Credit Agreement and Notes, as shown in the table below. Covenant compliance EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. The Company believes that the inclusion of covenant compliance EBITDA in the quarterly report on Form 10-Q is appropriate to provide additional information to investors about the calculation of certain financial covenants in the Credit Agreement and the Notes. Because not all companies use identical calculations, these presentations of covenant compliance EBITDA may not be comparable to other similarly titled measures of other companies.

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s future operating results will be affected by various uncertainties and risk factors, many of which are beyond the Company’s control. For a description of these uncertainties and risk factors, and for a more complete description of the Company’s results of operations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

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